Exhibit (i)

Peter D. Lowenstein

Attorney at Law

515 West Lyon Farm Drive

Greenwich, CT 06831

April 23, 2018

Value Line Centurion Fund, Inc.

7 Times Square

New York, NY 10036

Dear Sirs:

I have acted as special counsel to Value Line Centurion Fund, Inc., a Maryland corporation (the “Fund”), in connection with its filing of Post-Effective Amendment No. 45 to its Registration Statement on Form N-1A, File No. 2-86337 (the “Registration Statement”), and in connection therewith the issuance of shares of its common stock, $1.00 par value (the “Common Stock”).

I have examined and relied upon originals, or copies certified to my satisfaction, of such company records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

I am of the opinion that the shares of Common Stock of the Fund being offered for sale pursuant to the Prospectus that is included in the Registration Statement are to the extent of the number of shares authorized to be issued, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Peter D. Lowenstein

Peter D. Lowenstein